UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	June 3, 2011

Parametric Technology Corporation
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts
(State or Other Jurisdiction of Incorporation)

0-18059	04-2866152
(Commission File Number)	(IRS Employer Identification No.)

140 Kendrick Street Needham, Massachusetts	02494-2714
(Address of Principal Executive Offices)	(Zip Code)

(781) 370-5000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.01.  Completion of Acquisition or Disposition of Assets.

On May 31, 2011, Parametric Technology Corporation (“PTC”), through PTC NS ULC, a wholly-owned subsidiary of PTC (“Purchaser”), completed the acquisition of MKS Inc. (“MKS”) pursuant to the terms of an Arrangement Agreement dated as of April 6, 2011 by and among PTC, Purchaser and MKS (the “Arrangement Agreement”) for approximately CDN$286 million (US$295 million) in cash.  Pursuant to the terms of the Arrangement Agreement, each of the 10,399,316 outstanding common shares of MKS was transferred to Purchaser in exchange for CDN $26.20 per share, without interest (the “Per Share Consideration”), each of the outstanding vested stock options and restricted stock units of MKS was cash settled on the basis of the Per Share Consideration, and the unvested stock options were converted into options to buy 146,998 shares of PTC common stock.  PTC borrowed US$250 million under its existing credit facility and used approximately US$45 million of available cash to fund the acquisition.

MKS is the developer of MKS Integrity®, an industry-leading application lifecycle management solution.

Section 9 – Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits.

(a)           Financial Statements of Businesses Acquired.

PTC intends to provide the financial statements of MKS Inc. for the periods specified in Rule 3-05 of Regulation S-X under cover of a Form 8-K/A within the time allowed for such filing by Item 9.01(a)(4) of this Form.

(b)           Pro Forma Financial Information.

PTC intends to provide pro forma financial information under cover of a Form 8-K/A within the time allowed for such filing by Item 9.01(b)(2) of this Form.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Parametric Technology Corporation

Date: June 3, 2011	By:	/s/ Aaron C. von Staats
Aaron C. von Staats Corporate Vice President, General Counsel and Secretary